Exhibit 10.1

AMENDMENT NO. 1 TO THE
EMPLOYEE EXCESS BENEFITS AGREEMENT

WHEREAS, Richard G. Kyle (the “Employee”) and THE TIMKEN COMPANY (“Timken”) entered into the Employee Excess Benefits Agreement (the “Agreement”), dated January 1, 2011; and

WHEREAS, in accordance with Section 11 of the Agreement, the Employee and Timken desire to amend the Agreement in certain respects, effective as of October 1, 2018, as set forth herein.

NOW, THEREFORE, the Employee and Timken covenant and agree, effective as of October 1, 2018, as follows:

Section 1(a) of the Agreement is hereby amended by inserting the following new sentence at the end of the last paragraph of Section 1(a):

“For the avoidance of doubt, because benefit accruals under the Retirement Plans will cease as of December 31, 2022, neither the Employee nor his Spouse will accrue any benefits under Section 1(a) or 1(b) of this Agreement after such date.”
Section 1(c)(iii) of the Agreement is hereby amended in its entirety to read as follows:

“(iii) the monthly annuity value of the account balance the Employee would have accumulated under the Savings and Investment Pension (SIP) Plan and any other qualified defined contribution plans sponsored by Timken and the Post-Tax Savings Plan (the “Savings Plans”) as of the earlier of (I) the date that Excess Benefits are to commence under this Section 1(c) and (II) December 31, 2022, but excluding amounts contributed by the Employee as of such date, such account balance being determined in the manner set forth in the next to last paragraph of this Section 1(c).”
Section 1(c) of the Agreement is hereby amended by deleting the second sentence of the fourth paragraph of Section 1(c) and replacing it with the following new sentence:

“For purposes of Section 1(c)(iii), interest will be credited to such account at a rate of eight percent (8%) per annum beginning at the end of the year to which the contributions are attributable through the date that Excess Benefits are to commence under this Section 1(c) (excluding, for the avoidance of doubt, any period of delay in the actual commencement date pursuant to paragraph 5(a)(iv)(B) of the Amended and Restated Supplemental Pension Plan of The Timken Company).”

Section 1(c) of the Agreement is hereby amended by inserting the following new sentence at the end of the last paragraph of Section 1(c):

“For the avoidance of doubt, because Final Average Earnings under the Retirement Plans is determined without regard to amounts earned or paid after December 31, 2022, neither the Employee nor his Spouse will accrue any additional benefits under Section 1(c) or 1(d) of this Agreement after such date.”

Section 7 of the Agreement is hereby amended by replacing the phrase “Towers Watson” where it appears in Section 7 with the phrase “Willis Towers Watson.”

Section 12 of the Agreement is hereby amended by replacing the phrase “paragraph 9” where it appears in Section 12 with the phrase “paragraph 10.”

Section 14 of the Agreement is hereby amended by replacing the phrase “1835 Dueber Avenue, S.W., Canton, OH 44706-0927” where it appears in the first sentence of Section 14 with the phrase “4500 Mount Pleasant Street N.W., North Canton, OH 44720.”

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement on this 13th day of November, 2018.

THE TIMKEN COMPANY

/s/ Richard G. Kyle                        /s/ Ronald J. Myers
Richard G. Kyle                        By: Ronald J. Myers
Title: Executive VP, Human Resources